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                         SHURGARD STORAGE CENTERS, INC.
     EXHIBIT (12.1)- STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

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
                                                                               COMPANY
                                              ---------------------------------------------------------------------------
                                                                         YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------------------------------
                                              1999 (1)           1998             1997             1996             1995
                                              -------          -------          -------          -------          -------
Income before cumulative effect of a
 change in accounting principle               $51,771          $44,734          $42,311          $32,785          $29,572

Fixed charges:
  Interest                                     22,445           21,076           17,096           12,829           12,038
  Preferred dividends                           8,750            4,690            3,060
  Amortization of loan costs                    1,209            1,120            1,105            1,120            1,120
                                              -------          -------          -------          -------          -------
                                               32,404           26,886           21,261           13,949           13,158
Income before cumulative effect of a
 change in accounting principle and
 fixed charges                                 84,175           71,620           63,572           46,734           42,730
Divided by fixed charges(2)                    41,358           34,463           24,493           16,734           14,265
                                              -------          -------          -------          -------          -------
Ratio of earnings to fixed charges               2.04             2.08             2.60             2.79             3.00
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(1) For 1999, the Company's European operations are no longer consolidated, but are now reported under the equity method. This reporting change has been retroactive to January 1999.
(2) Fixed charges includes capitalized interest that was not deducted when arriving at net income.